News Release

Bayside Capital Acquires
Milacron’s Series B Preferred Stock

CINCINNATI, Ohio – October 3, 2007...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced that the board of directors has approved the purchase by an affiliate of Bayside Capital, Inc. of a majority of the company’s 6% Series B convertible preferred stock, 57.5% of the total, from Glencore Finance AG, the original holder of the shares first issued in 2004.

“We are very encouraged by this investment,” said Ronald D. Brown, Milacron chairman, president and chief executive officer. “Bayside has an excellent reputation and a proven track record of successful investment in industrial companies. We believe the financial, strategic and operational expertise that Bayside can provide will play an important role in driving our long-term success, both in terms of profitable growth in world markets and value creation for our shareholders.”

“We are looking forward to our involvement with Milacron,” said John Bolduc, managing director of Bayside Capital. “The company has an experienced management team, leading market position and is well positioned to take advantage of the opportunities in its markets.”

Milacron’s Series B holders are entitled to majority representation on the board. Consequently, the board has approved the appointment of Bayside representatives John Bolduc, John Caple, Tiffany Kosch and Lewis Schoenwetter to the board of directors. They replace Series B directors Mark Jacobson, Duane Stullich, Thomas Thompson and Brent Williams, who have resigned.

The transaction will constitute an ownership change for U.S. federal income tax purposes, which will limit Milacron’s future use of pre-change net operating loss carryforwards. Consequently, in addition to transaction-related charges of approximately $2 million, most of which are non-cash, the company also expects to record a non-cash writedown of deferred tax assets of approximately $63 million in the fourth quarter.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

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Bayside Capital is an affiliate of H.I.G. Capital, a leading middle market private equity investment firm specializing in acquisitions and recapitalizations of middle market businesses. Founded in 1993, H.I.G. Capital has over $4 billion of committed equity capital under management and is one of the most active private equity investors in small- and medium-sized companies.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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